Exhibit 99.2
News Release
Amkor Announces Interim Ruling in Tessera Arbitration and Reports
Favorable Results in Alcatel and Motorola Proceedings
Chandler, Ariz., October 28, 2008 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that the Arbitration Panel from the International Court of Arbitration of the International Chamber of Commerce has issued an interim order in the arbitration proceedings relating to Amkor’s license agreement with Tessera, Inc.
The Panel found that most of the packages accused by Tessera are not subject to the patent royalty provisions of the license. The Panel ordered that damages for past royalties for infringing packages from March 2002 through March 2008 be apportioned using percentages set by the Panel on a product “family by family” basis for sales with a U.S. nexus, subject to certain offsets. The Panel has ordered that the damages experts for each of the parties calculate the amount of past royalties due as damages to Tessera based upon the parameters established in the Panel’s interim order and submit a joint report to the Panel by November 17, 2008, whereupon the Panel will set the final amount. Although the Company is still reviewing the interim order, the Company believes that the final damage award will be well below the $85 to $115 million originally claimed by Tessera in its initial arbitration filing. The final amount due will also include pre-judgment interest from March 2, 2006 (the date of filing the request for arbitration) at a rate of interest to be set by the Panel in its final award.
“While we denied having any liability in the case, we can now move forward without the uncertainty that accompanied these claims,” said James Kim, chief executive officer of Amkor. “Our cash position remains solid and the ruling is not expected to have a material impact on our liquidity or ongoing business.”
The Company also announced that on October 8, 2008, the Supreme Court of Delaware affirmed the trial court’s ruling in favor of Amkor in its litigation with Motorola, Inc. In the lawsuit, entitled Amkor Technology, Inc. v. Motorola, Inc. (C.A. No.: 02C-08-160 CHT), Amkor sought a declaratory judgment relating to a controversy between Amkor and Motorola concerning, among other matters, the assignment by Citizen Watch Co., Ltd. to Amkor of a Patent License Agreement dated January 25, 1996 between Motorola and Citizen and concurrent assignment by Citizen to Amkor of Citizen’s interest in certain patents relating to plastic ball grid array packages. The Supreme Court affirmed that the assignment was effective and that Amkor successfully acquired Citizen’s rights in the License and patents.
Finally, on October 2, 2008, the parties to arbitration proceedings brought by Alcatel Business Systems against the Company and the predecessor of Dongbu Hitek relating to alleged defective products entered into a settlement agreement in which all claims against the Company have been released, and all settlement amounts are to be paid by Dongbu pursuant to certain indemnity obligations in favor of the Company.

About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The Company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the Company’s SEC filings and on Amkor’s website.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the amount of the final damages award, the Company’s cash position and the effect of the Panel’s order on the Company’s liquidity or ongoing business. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com

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